Exhibit 99.2

To Our Shareholders:

We are pleased with our financial and operating results in Q3 2023.

Revenue in Q3 totaled $713.2 million, an increase of 38% over Q3 of 2022. Bookings in Q3 totaled $839.5 million, an increase of 20% over Q3 of 2022.

We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue, because we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings.

Topline growth was particularly strong in western Europe and east Asia. The US and Canada still contributed the most to bookings growth in dollar terms among all regions. In addition, we slowed spending growth across most of our major expense categories. As a result, we showed marked improvement in margins compared both to last quarter (Q2 2023) and last year (Q3 2022).

The key trends in Q3 2023 among our four major cost categories were as follows:

- Certain infrastructure and trust & safety expenses, which excludes personnel costs, stock-based compensation expense, and depreciation and amortization expense, declined 1% year-over year. This decline in spending was driven primarily by lower year-over-year infrastructure costs as a result of savings realized from internal efficiency initiatives and the renegotiation of a contract with a third party cloud service provider. This is a three year contract and we expect these benefits to continue. Certain infrastructure and trust & safety costs as a percent of bookings declined sequentially from 17% in Q2 2023 to 15% in Q3 2023. On a year-over-year basis, these costs declined from 18% of bookings in Q3 2022 to 15% in Q3 2023.
- Personnel costs, excluding stock-based compensation expense, grew 22% year-over-year, a significant decline in growth rate from 42% in Q2 2023. This decline in growth is a result of slower headcount growth over the past quarter. As a result, personnel costs as a percent of bookings declined sequentially from 26% in Q2 2023 to 23% in Q3 2023. On a year-over-year basis, these costs were essentially flat as a percent of bookings. We continue to expect year-over-year bookings growth to exceed the year-over-year growth in personnel costs by Q1 2024.

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- Cost of revenue grew by $37.1 million compared to Q3 2022, an increase of 29% year-over-year, while the year-over-year difference in the change in deferred cost of revenue was $9.0 million, a decrease of 28%. The combination of these two numbers grew at a slower rate than bookings.
- Developer exchange fees grew 13% year-over-year. Developer exchange fees as a percent of bookings were 20% of bookings in Q3 2023 versus 21% of bookings in Q2 2023 and were 22% of bookings in Q3 last year.

Driving Operating Leverage

Primarily as a result of the bookings growth and the moderation of spending growth described above, net cash provided by operating activities increased to $112.7 million in Q3 2023, up 68% from $67.1 million in Q3 2022, and approximately four times higher than $28.4 million last quarter.

In addition, we have largely completed the build out of our Ashburn, Virginia data center. Capital expenditures in Q3 2023 were $53.2 million, down 60% from $133.4 million in Q3 2022 and down 52% from $110.9 million of capital expenditures in Q2 2023. As a result, free cash flow was $59.5 million in Q3 2023, up from ($67.7) million in Q3 2022 and up from ($95.5) million in Q2 2023.

While we intend to continue investing in innovation, we have reached a period where we can now moderate the growth rate of both our operating expenses and our capital investments. For the foreseeable future, we expect to target operating costs in aggregate to grow generally at or slower than the rate of bookings growth and we expect capital expenditures to be meaningfully lower in 2024 and 2025 than over the past two years. We have sufficient core data center capacity for now, and believe our infrastructure-related capital expenditures will be less than $100 million in 2024. In addition, we expect to spend approximately $80 million on tenant improvements on our new campus in San Mateo. These figures are down significantly from $426.2 million in 2022 and $255.5 million in the first three quarters of 2023. As a result, we expect to continue generating free cash flow in Q4 2023 and for 2024.

Delivering on our Growth Strategy

In Q3 2023 we delivered record results across many of our core operating metrics:

- Average daily active users (DAUs) hit a new milestone at 70.2 million, up 20% year-over-year;
- Hours engaged (Hours) exceeded 16 billion, up 20% year-over-year;

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- Average monthly unique payers (MUPs) totaled 14.7 million, up 14% year-over-year and average bookings per MUP was $19.02, up 5% year-over-year. Average returning monthly unique payers and new monthly unique payers were both at all-time highs.

In Q3 2023, we continued to execute successfully on our international expansion strategy. In Japan, DAUs increased 66%, Hours increased 64%, and bookings increased 174% year-over-year. We believe the Japanese market is starting to exhibit the same virality as other wealthy international markets.

We also delivered excellent results in key Western European markets. In Germany, for example, DAUs increased 27%, Hours increased 30%, and bookings increased 75% year-over-year.

India and Brazil are important markets as part of our vision to connect 1 billion global DAUs. In India DAUs increased 53%, Hours increased 49%, and bookings increased 76% year-over-year. In Brazil, DAUs increased 23%, Hours increased 23%, and bookings increased 62% year-over-year.

DAUs grew across all age groups, led by users aged 13-16 (+22%), 17-24 (+27%), and 25+ (+25%) year-over-year. Hours also grew across all age groups led by 13-16 (+23%), 17-24 (+29%), and 25+ (+28%) year-over-year. Roblox users aged 13-16 and 17-24 are considered to be part of Gen Z, a demographic of particular interest to global advertisers.

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GAAP Results for Q3 2023 For more information, please refer to our Q3 2023 earnings release and supplemental materials accessible at ir.roblox.com. Revenue in Q3 2023 was $713.2 million, up 38% over Q3 2022 when revenue was $517.7 million. Cost of revenue in Q3 2023 totaled $163.6 million, up 29% over Q3 2022 when cost of revenue was $126.4 million. Personnel costs in Q3 2023, excluding stock-based compensation expense, were $195.9 million, up 22% over Q3 2022 when personnel costs, excluding stock-based compensation expense, totaled $160.3 million. The year-over-year growth rate in personnel costs in Q3 was the lowest in several years and was a result of a significant slowdown in our rate of hiring. We anticipate that this slower rate of hiring growth will continue throughout 2024. For Q3 2023, personnel costs, excluding stock-based compensation expense, were 27% of revenue and 23% of bookings. Stock-based compensation expense in Q3 2023 was $220.0 million, up from $161.4 million in Q3 2022. Total outstanding and potentially dilutive shares, consisting primarily of shares issued and outstanding of Class A and Class B common stock, stock options outstanding, and unvested RSUs outstanding, were 707.7 million at the end of Q3 2023, up 3% from 688.0 million at the end of Q3 2022. Developer exchange fees were $170.7 million in Q3 2023, up 13% from $151.5 million in Q3 2022, driven primarily by the growth in bookings. For Q3 2023, developer exchange fees were 24% of revenue and 20% of bookings. Certain infrastructure and trust & safety spending in Q3 2023, which excludes personnel costs, stock-based compensation expense, and depreciation and amortization expense, was $124.6 million, down 1% from $126.3 million in Q3 2022. As mentioned above, this decline in spending was driven primarily by lower year-over-year infrastructure costs as a result of savings realized from the renegotiation of a contract with a third party cloud provider. This is a three year contract and we expect these benefits to continue. For Q3 2023, certain infrastructure and trust & safety spend was 17% of revenue and 15% of bookings. Depreciation and amortization expense in Q3 2023 was $53.6 million, up from $34.1 million in Q3 2022 primarily due to investments in infrastructure and trust & safety. 4

Net loss attributable to common stockholders in Q3 2023, which includes a portion of the net loss attributable to our Luobu subsidiary, was $277.2 million, compared to a net loss attributable to common stockholders of $297.8 million in Q3 2022. Our net loss in Q3 2023 decreased slightly from Q3 2022. We report net losses due to the high levels of expense required to support the growth of the business - specifically developer exchange fees, personnel costs, infrastructure and trust & safety, and corporate overhead. Since our investment decisions are generally based on levels of bookings, we expect to continue to report net losses for the foreseeable future even as we anticipate generating net cash provided by operating activities. Liquidity As of September 30, 2023, the balances of our liquidity components were: ● Cash and cash equivalents: $580.0 million ● Short-term investments: $1,576.3 million ● Long-term investments: $959.3 million ● Minus: Carrying amount of the senior notes due 2030 �$990.0 million) and the portion of the non-eliminated carrying amount of notes due 2026 issued by the Company’s fully consolidated joint venture �$14.7 million), or $1,004.7 million1 in total. ● Cash and cash equivalents plus short-term and long-term investments totaled $3,115.6 million in Q3 2023 and $3,021.5 million in Q3 2022 ● Net liquidity (cash, cash equivalents and investments less debt) was $2,110.9 million Our Covenant Adjusted EBITDA, which is used in certain covenant calculations specified in the indenture governing our senior notes due 2030 that is not calculated in accordance with GAAP, was $81.1 million in Q3 2023. See below for the calculation of our Covenant Adjusted EBITDA. 1 $990.0 million represents the net carrying amount of the senior notes due 2030 and $14.7 million represents the portion of the non-eliminated carrying amount of notes due 2026 issued by the Company’s fully consolidated joint venture, each as of September 30, 2023. The principal amounts of the 2030 Notes and 2026 Notes was $1.0 billion and $14.7 million, respectively. 5

Looking Ahead In order to give analysts and investors more visibility into our business, starting in fiscal 2024 we are going to begin providing guidance. We will discuss in more detail next week at our annual investor day meeting, but we intend to provide annual guidance at the start of each fiscal year, and guidance for the ensuing quarter on our quarterly calls. 6

EARNINGS Q&A SESSION We will host a live Q&A session to answer questions regarding our third quarter 2023 results on Wednesday, November 8, 2023 at 5�30 a.m. Pacific Time/8�30 a.m. Eastern Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information. We will be hosting our 3rd annual Investor Day on Wednesday November 15, 2023 in the Bay Area. A link to the live webcast of Investor Day will be available on ir.roblox.com. An online replay will be available on Roblox’s investor relations website for at least 12 months. 7

Forward-Looking Statements

This letter and the live webcast and Q&A session which will be held at 5:30 a.m. Pacific Time/8:30 a.m. Eastern Time on Wednesday, November 8, 2023 contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our vision to connect one billion global DAUs, our efforts to improve the Roblox Platform, our immersive advertising efforts, the use of artificial intelligence ("AI") on our platform, our efforts related to communications products, our economy and product efforts related to creator earnings tools, branding and new partnerships, our business, product, strategy and user growth, our investment strategy, including our opportunities for and expectations of improvements in financial and operating metrics, including operating leverage, free cash flow, operating expenses and capital expenditures, our expectation of successfully executing such strategies and plans, disclosures and future growth rates, benefits from agreements with third-party cloud providers, estimates about our data center capacity, our expectations of future net losses, net cash provided by operating activities, statements by our Chief Executive Officer and Chief Financial Officer, and our expectations on providing guidance in fiscal 2024. These forward-looking statements are made as of the date they were first issued and were based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as "expect," "vision," "envision," "evolving," "drive," "anticipate," "intend," "maintain," "should," "believe," "continue," "plan," "goal," "opportunity," "estimate," "predict," "may," "will," "could," and "would," and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the "SEC"), including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs, including the repayment of our senior notes; the demand for our platform in general; our ability to retain and increase our number of users, developers, and creators; the impact of the COVID-19 pandemic and the easing of restrictions related to the COVID-19 pandemic; the impact of inflation and global economic conditions on our operations; the impact of changing legal and regulatory requirements on our business, including the use of verified parental consent; our ability to develop enhancements to our platform, and bring them to market in a timely manner; our ability to develop and protect our brand and build new partnerships; any misuse of user data or other undesirable activity by third parties on our platform; our ability to maintain the security and availability of our platform; our ability to detect and minimize unauthorized use of our platform; the impact of AI on our platform, users, creators, and developers; and the impact of requiring remote employees to relocate to our headquarters in the San Francisco Bay Area. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our expectations is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

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The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change. However, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter. 9

Non-GAAP Financial Measures This letter contains the non-GAAP financial measure bookings and non-GAAP financial measure free cash flow. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings is defined as revenue plus the change in deferred revenue during the period and other non-cash adjustments. Substantially all of our bookings are generated from sales of virtual currency, which can be converted to virtual items on the Roblox Platform. Sales of virtual currency reflected as bookings include one-time purchases and monthly subscriptions purchased via payment processors or through prepaid cards. Bookings also include an insignificant amount from advertising and licensing arrangements. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Free cash flow represents the net cash provided by operating activities less purchases of property, equipment, and intangible assets acquired through asset acquisitions. We believe that free cash flow is a useful indicator of our unit economics and liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after the purchases of property, equipment, and intangible assets acquired through asset acquisitions, can be used for strategic initiatives. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP financial measure used in this letter are included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measures. 10

Liquidity Covenant Adjusted EBITDA is used in certain covenant calculations specified in the indenture governing our senior notes due 2030 that is not calculated in accordance with GAAP and may not conform to the calculation of EBITDA or adjusted EBITDA by other companies. Covenant Adjusted EBITDA should not be considered as a substitute for net loss as determined in accordance with GAAP and by other companies. We believe that, when considered together with reported amounts, Covenant Adjusted EBITDA is useful for our investors and management for purposes of analyzing our compliance with certain covenants specified in the indenture governing our senior notes due 2030 and may influence our ability to issue additional debt and enter into certain other transactions in the future. Covenant Adjusted EBITDA should be considered in connection with our condensed consolidated financial statements and results presented in accordance with GAAP. Refer to the Liquidity and Capital Resources of our Quarterly Report on Form 10�Q for the quarter ended September 30, 2023 for more information. 11

GAAP to Non-GAAP Reconciliations and Calculation of Covenant Adjusted EBITDA

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
Reconciliation of revenue to bookings:	(dollars in thousands)		(dollars in thousands)	
Revenue	$ 713,225	$ 517,707	$ 2,049,335	$ 1,646,048
Add (deduct):				
Change in deferred revenue	130,957	187,991	360,112	336,928
Other	(4,729)	(3,982)	(15,489)	(10,152)
Bookings	$ 839,453	$ 701,716	$ 2,393,958	$ 1,972,824

The following table presents a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
Reconciliation of net cash provided by operating activities to free cash flow:	(dollars in thousands)		(dollars in thousands)	
Net cash provided by operating activities	$ 112,704	$ 67,144	$ 314,875	$ 250,077
Deduct:				
Acquisition of property and equipment	(53,196)	(133,356)	(255,470)	(268,958)
Purchases of intangible assets	—	(1,500)	(13,500)	(1,500)
Free cash flow	$ 59,508	$ (67,712)	$ 45,905	$ (20,381)

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The following table presents the calculation of Covenant Adjusted EBITDA in accordance with the terms of the indenture governing our senior notes due 2030, for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
Calculation of Covenant Adjusted EBITDA:	(dollars in thousands)		(dollars in thousands)	
Consolidated net loss	$ (278,808)	$ (301,902)	$ (833,597)	$ (642,656)
Add (deduct):				
Interest income	(36,442)	(12,764)	(102,288)	(17,206)
Interest expense	10,268	10,005	30,409	29,895
Other (income)/expense, net	4,262	4,302	1,425	7,732
Provision for/(benefit from) income taxes	682	352	177	350
Depreciation and amortization	53,600	34,052	153,611	87,545
Stock-based compensation expense	220,022	161,359	617,288	420,042
Other non-cash charges[1]	—	—	6,988	—
Change in deferred revenue	130,957	187,991	360,112	336,928
Change in deferred cost of revenue	(23,477)	(32,519)	(62,074)	(49,189)
Covenant Adjusted EBITDA	$ 81,064	$ 50,876	$ 172,051	$ 173,441

[1] For 2023, "Other non-cash charges" includes impairment expenses related to certain operating lease right-of-use assets and related property and equipment.

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